Exhibit 10.18

INCAPSULA, INC.

AMENDMENT NO. 1 TO THE

SERIES A AND SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE SERIES A AND SERIES A-1 PREFERRED STOCK PURCHASE AGREEMENT (the “Amendment”) is made by and among Incapsula. Inc., a Delaware corporation (the “Company”), and the undersigned investor (the “Investor”), as of this 31st day of December, 2010.

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Series A and Series A-1 Preferred Stock Purchase Agreement, dated March 9, 2010, (the “Purchase Agreement”):

WHEREAS, the Company and Investor desire amend the timing for the sale, if any, of Series A-l Preferred Stock; and

WHEREAS, the Investor holds a majority of the Conversion Shares (as defined in the Purchase Agreement) issued or issuable upon conversion of the Shares purchased pursuant to the Purchase Agreement, and the consent of such holders will bind all parties to the Purchase Agreement pursuant to Section 6.9 thereof.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Amendments to the Purchase Agreement

(a) Pursuant to Section 6.9 of the Purchase Agreement, Section 1.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“1.3 Subsequent Sale of Series A-1 Preferred Stock. If within eighteen (18) months of the Closing, the Company achieves those certain milestones as set forth on Exhibit B hereto (the “Milestones”), and the Chief Executive Officer of the Company certifies in writing to each investor that the Milestones have been achieved (the “Company CEO Certification”), then, subject to the terms and conditions of this Agreement including the provisions contained in the following paragraphs, each Investor will purchase and the Company will sell and issue at a “First” subsequent closing and a “Second” subsequent closing (each, a “Subsequent Closing”) that number of Series A-l Shares set forth opposite such Investor’s name on Schedule B hereto for $0.80 per share.

First Subsequent Closing (if any): If the Company CEO Certification is received by the Investor(s) on or before June 30, 2011, then the First Subsequent Closing be during the week of July 5, 2011. If the Company

CEO Certification is received by the Investor(s) after June 30, 2011, then the First Subsequent Closing will be within seven (7) days of the receipt by each Investor of the Company CEO Certification.

Second Subsequent Closing (if any): The second Subsequent Closing will be six (6) months following the First Subsequent Closing.

Any Series A-1 Shares sold pursuant to this Section 1.3 shall be deemed “Shares” for all purposes under this Agreement and any purchasers thereof shall be deemed to be an “Investor” under this Agreement and each of the Ancillary Agreements (as defined below) and any amendment thereof. Where appropriate, “Closing” shall be deemed to include a “Subsequent Closing.” Subject to the provisions contained in the following paragraph, the purchase and sale of the Series A-1 Shares shall take place at the Menlo Park, CA offices of Goodwin Proctor LLP, or at such other place as the Company and the Investor agree upon orally or in writing, within seven (7) days of the receipt by the Investors of a written notice from the Company. At the Subsequent Closing, the Company shall deliver to each Investor a certificate representing the Series A-1 Shares that such Investor is purchasing pursuant to this Agreement against payment of the purchase price therefor by check or wire transfer, or any combination thereof.

Notwithstanding the foregoing, the board of directors of Imperva, Inc. (the “Imperva Board”) may conduct an audit of the Company’s achievement of the Milestones during a period of fourteen (14) days following receipt of the Company CEO Certification. In connection with such audit, the Company will provide the Imperva Board with reasonable access to the Company’s books and records as is necessary for the Imperva Board to determine whether the Milestones have been achieved. In the event that the Imperva Board concludes that any of the Milestones have not been achieved, then the Imperva Board shall submit to the Company a certification in writing specifying which Milestones have not been met and suggest three (3) potential independent third parties to arbitrate the dispute regarding completion of the Milestones (the “Imperva Board Certification”). Such arbitrator shall not be an officer, director, employee, consultant, family member, greater than live percent (5%) stockholder or direct competitor of either Imperva or the Company. Upon the Company’s receipt of the Imperva Board Certification, the Chief Executive Officer of the Company shall select one of the proposed arbitrators to conduct an audit to determine whether or not the Milestone(s) in question have been achieved by the Company. The Chief Executive Officer of the Company shall provide advance notice in writing to the Imperva Board with the name of the arbitrator selected and the date the arbitrator’s audit is to commence. Prior to the commencement of the of the arbitrator’s audit, the arbitrator shall enter into a nondisclosure agreement, the form of which is reasonably acceptable to the Company. The arbitrator’s audit shall be completed within twenty-eight (28) days from the commencement date of the arbitrator’s audit. If the arbitrator determines that the Milestones in question were achieved, Imperva will bear all reasonable costs and expenses incurred by the arbitrator related to the audit, If, however, the arbitrator determines that the Milestones in question were not achieved, all reasonable costs and expenses incurred by the arbitrator in connection with the audit will be shared by the Company.”

(b) Pursuant to Section 6.9 of the Purchase Agreement, Schedule B of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Schedule B

Schedule of Investors (Series A-l Preferred Stock)

First Subsequent Closing

Investor Name & Address	Number of Shares of Series A-1 Preferred Stock	Total Purchase Price of Series A-1 Preferred Stock
Imperva, Inc. 3400 Bridge Parkway, Suites 200 Redwood City, CA 94065	4,375,000	$3,500,000

Second Subsequent Closing

Investor Name & Address	Number of Shares of Series A-1 Preferred Stock	Total Purchase Price of Series A-1 Preferred Stock
Imperva, Inc. 3400 Bridge Parkway, Suites 200 Redwood City, CA 94065	4,375,000	$3,500,000

2. Continued Validity of Purchase Agreement. Except as amended hereby, the Purchase Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5. Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Series A and Series A-l Preferred Stock Purchase Agreement as of the date first above written.

COMPANY

By:	/s/ Gur Shatz
Name:	Gur Shatz
Title:	CEO & President

IMPERVA, INC.

By:	/s/ Shlomo Kramer
Name:	Shlomo Kramer
Title:	President & CEO